NEWS RELEASE

Contacts:

Manuel Mondragon, Assistant VP of Finance investorrelations@wtoffshore.com

713-297-8024

FOR IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-e.com

Lisa Elliott / lelliott@drg-e.com

DRG&E / 713-529-6600

W&T OFFSHORE NAMES S. JAMES NELSON, JR.

TO ITS BOARD OF DIRECTORS

January 23, 2006 - Houston, TX - W&T Offshore, Inc. (NYSE: WTI) announced today that S. James Nelson, Jr. has joined its Board of Directors. With the addition of Mr. Nelson to the Company's board, it now has three independent directors. Mr. Nelson will serve as Chairman of the Company's audit committee.

Mr. Nelson, 63, retired in 2004 from Cal Dive International, Inc., a marine contractor and operator of offshore oil and gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer, Vice Chairman and a Director. From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., a NYSE-traded company with $1 billion in annual revenues and the former parent company of Cal Dive. From 1980 to 1985, Mr. Nelson served as Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co. where, from 1976 to 1980, he was a partner serving on the firm's worldwide oil and gas industry team. He received a Bachelor of Science (BS) degree in Accounting from Holy Cross College and a Masters in Business Administration (MBA) from Harvard University. Mr. Nelson is also a Certified Public Accountant.

Mr. Nelson currently serves on the Boards of Directors of Oil States International, Inc., a diversified oilfield services company, Input/Output, a seismic services provider, and Quintana Maritime Ltd., an international provider of dry bulk cargo marine transportation services based in Athens, Greece. He also is a member of Board of Trustees of the Ucross Foundation, an Artist Colony located on a 22,000 acre working cattle ranch in Wyoming.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, "We are privileged to be adding Jim Nelson to our board of directors. We will benefit greatly from his extensive experience leading companies in the offshore operations business as well as in the exploration and production industry. In addition, his accounting background and understanding of issues facing public companies today will be a great asset for our company. I am looking forward to working with him as W&T Offshore grows and prospers."

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deep water, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

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